UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  July 24, 2009

UNITED STATES NATURAL GAS FUND, LP

(Exact name of registrant as specified in its charter)
Delaware	001-33096	20-5576760
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1320 Harbor Bay Parkway, Suite 145
Alameda, California 94502

(Address of principal executive offices) (Zip Code)
Registrant's telephone number, including area code	(510) 522-3336

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.  Other Events

In recent months, a number of published reports have attempted to make the case that last year’s run-up in natural gas prices and their subsequent fall lasting into this year, were the result of the investments made in the natural gas futures market by large, un-levered and passive index funds. Many of these reports cited the United States Natural Gas Fund, LP (“UNG” or the “Fund”) as an example of such a fund whose buying and selling activities were alleged to be causing unusually wide swings in natural gas prices.

UNG’s management  believes these reports significantly mischaracterize UNG’s impact on the market price of natural gas and is providing factual information to rebut those reports. UNG in no way intends that the information included in this Form 8-K be considered an “offer” of its units.

Many of the articles published on this topic have stated that UNG’s large size, and the fact that it was the first publicly-offered, exchange traded vehicle that offered exposure to natural gas futures, made it a key factor in the rapid rise of natural gas prices in 2008. Furthermore, several articles continue to make such claims for market activity continuing into 2009. However, the management of UNG believes that readily available information from UNG’s website and other widely available financial news and data sources indicate that many or most of these claims lack merit.

The chart below compares the price of the NYMEX front month natural gas contract (“NG”) to the actual size of UNG’s natural gas futures contracts holdings. The time period covered by this chart runs from UNG’s inception date, April 17, 2007, to June 30, 2009. The NG price, shown on the left hand axis, is in dollars per Million BTU (“mbtu”). UNG’s natural gas futures contract holdings, shown on the right hand axis, are in 10,000 mbtu contract equivalents.

The data shows that during the run-up in natural gas prices during the time period of September 2007 and $5.50 mbtu, to July 2008, and roughly $13.50 mbtu, UNG’s holdings in natural gas futures contracts were essentially flat. UNG owned 8,093 contracts on September 7, 2007. The Fund owned 8,587 contracts on July 3, 2008. UNG’s management does not believe that this data supports the notion that UNG's investing activities could have been a driving force behind the increase in natural gas prices over this time period.

More recently, UNG has seen a large increase in the number of natural gas contracts owned by it. However, this increase occurred in 2009 during a period of time in which natural gas prices have trended lower, not higher. UNG’s management believes the data presented in the chart does not support the theory that UNG’s purchasing of natural gas futures contracts has driven prices significantly higher because natural gas prices did not rise significantly higher during the same time period.

Source: United States Natural Gas Fund, LP

In sum, management strongly believes that the activities of UNG have not caused the extreme swings in the price of natural gas as alleged in some published articles during the above-noted time frame. However, due to the nature of these unfounded claims about UNG and its investing practices, management has a legitimate concern that the activities of UNG could be negatively impacted, to the detriment of its thousands of unitholders, unless such claims are publicly refuted.

UNG’s management is of the view that the best source of information regarding its investment objective and the risks associated with an investment in UNG is its most current prospectus and the periodic reports it files with its regulators, including the Securities and Exchange Commission (“SEC”). Copies of the most current version of the foregoing can be found at UNG’s website, www.unitedstatesnaturalgasfund.com, or through the SEC on its website, www.sec.gov. Copies are also available on request from the UNG’s general partner, United States Commodity Funds LLC.

Certain matters discussed in this current report on Form 8-K, including any statements that are predictive in nature or concern future market and economic conditions, our future performance, or our future actions and their expected results are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on current expectations and projections about future events and are not guarantees of future performance. We do not have a specific policy or intent of updating or revising forward-looking statements. Actual events and results may differ materially from those expressed or forecasted in forward-looking statements due to a number of factors. Please see our periodic reports and other filings with the SEC for a further discussion of these and other risks and uncertainties applicable to our business.  The forward-looking statements and projections contained in this current report on Form 8-K are excluded from the safe harbor protection provided by Section 21E of the Securities Exchange Act of 1934.

SIGNATURES

              Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNITED STATES NATURAL GAS FUND, LP
	By:	United States Commodity Funds LLC, its general partner
Date: July 24, 2009	By:	/s/ Howard Mah
	Name:	Howard Mah
	Title:	Chief Financial Officer